Exhibit 99.1

HYDRA INDUSTRIES ACQUISITION CORP. ANNOUNCES PRICING OF $80 MILLION INITIAL PUBLIC OFFERING

NEW YORK, October 24, 2014 /PRNewswire/ — Hydra Industries Acquisition Corp. priced its initial public offering of 8 million units at an offering price of $10.00 per unit, each consisting of one share of its common stock, one warrant to purchase one-half of one share of its common stock and one right which, upon the consummation of an initial business combination, entitles the holder thereof to receive one-tenth of one share of its common stock. Hydra Industries Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used to fund such business combination. The units are expected to begin trading Friday, October 24, 2014 on the NASDAQ Stock Market under the symbol “HDRAU”. Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be listed on the NASDAQ Stock Market under the symbols “HDRA”, “HDRAW” and “HDRAR”, respectively.

UBS Investment Bank is acting as sole book-running manager and EarlyBirdCapital, Inc. is acting as co-manager for the offering. Hydra Industries Acquisition Corp. has granted the underwriters a 45-day option to purchase up to an additional 1.2 million units to cover over-allotments, if any, in the public offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on October 24, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from UBS Investment Bank, Attn: Prospectus Department/Syndicate, 299 Park Avenue, New York, NY 10171; telephone: (888) 827-7275.

For more information, please contact: info@hydraspac.com

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company contact:

Jeff Lipkin

EVP, CFO & COO

Hydra Industries Acquisition Corp.

Phone: +1 212 520 2063

jeff.lipkin@hydramgmt.com

SOURCE Hydra Industries Acquisition Corp.